Exhibit 99.1

Aquamer Medical Corp. Changes Name to Urban Ag. Corp.

NEW YORK, New York, December 27, 2010   –   Aquamer Medical Corp. (OTC BB: AQUM) (the “Company”), a Delaware corporation that recently announced its plans to become a premier urban indoor vertical farming company, today announced that at a special meeting of its shareholders held on December 20, 2010, a majority of its shareholders approved the following actions: the change of the Company’s name to “Urban Ag. Corp.”, a reverse stock split of the Company’s outstanding common stock at an exchange ratio of one-for-eighty-seven (1:87), a reduction of the number of the Company’s authorized shares of common stock from 200,000,000 shares to 15,000,000 shares, the adoption of its 2010 Long-Term Incentive Plan, and the appointment of Miller Wachman LLP of Boston, Massachusetts, a registered public accounting firm, as its independent auditors for the fiscal year ending December 31, 2010.

Ed Reilly, Chief Executive Officer, commented "Our shareholders' approval of the five proposals is an important step in our company's development.  Our name change now conveys the Company's focus on the development of its vertical farming business, while we anticipate that the changes in our capitalization will make our securities a more attractive investment.  With our strong management team in place, we can now devote our energies toward realizing our business objectives and creating value for our stockholders.”

Name Change

Aquamer Medical Corp.’s new name is Urban Ag. Corp.  The name change reflects the new operating business of the Company, which is to provide competitively priced, locally-grown, herbicide and pesticide free herbs and vegetables, by engaging in year-round indoor vertical farming.

Reverse Stock Split

The Company expects the reverse stock split to become effective on December 28, 2010.  The CUSIP number for the new reverse split common stock is 03841M207.  To increase investor awareness of the reverse stock split, the Company’s trading symbol has been changed to AQUMD.  The trading symbol will revert to "AQUM" after approximately 20 trading days.

The reverse stock split is expected to reduce the Company's approximately 173,999,870 million issued and outstanding shares of common stock to approximately 2 million shares.  Fractional shares will be paid in cash based on an amount equal to $3.48 per share.  The Company believes the reverse stock split will have minimal impact on our stockholder base as no stockholder of record will be forced to relinquish his or her position as a result of the reverse stock split.

Appointment of Auditors

The Company has selected Miller Wachman LLP, 10 St. James Avenue, 16th Floor, Boston, MA  02116, as the independent registered public accounting firm to audit its financial statements for the fiscal year ending December 31, 2010.

About Urban Ag. Corp.

Urban Ag. Corp. intends to become a leading provider of competitively-priced, locally-grown produce by engaging in urban indoor vertical farming.  Vertical farming seeks through high density production methods to increase fruit, produce and herb production using a much reduced physical footprint and fewer resources relative to field agriculture.  The Company plans to grow fruits and vegetables indoors year-round using a proprietary system of vertically-stacked indoor growing trays for which light, temperature, water and nutrition are monitored and controlled on a constant basis.  The controlled indoor environment of our facilities is expected to permit us to eliminate the use of herbicides and pesticides, thus addressing consumer concerns over the safety of food grown using such chemicals.

We believe that our vertical farming methods will enable us to deliver fresher, better tasting produce, at competitive prices, and to take advantage of the growing market for food that is grown naturally without the use of chemical sprays and pesticides (“no-spray” food) as well as for locally-grown food having a smaller carbon footprint due to significantly shorter transport to market and therefore less fuel consumption.

The Company (under its prior name Aquamer Medical Corp.) filed a Definitive Proxy Statement with the Securities and Exchange Commission (“SEC”) on December 9, 2010.  Investors can obtain free copies of the Proxy Statement, as well as other filings, without charge, at the SEC's Internet site (http://www.sec.gov).  These documents may also be obtained for free from the Company’s internet site (http://www.urbanagcorp.net) or by directing a request in writing to Urban Ag. Corp., 8 Algonquin Drive, Natick, MA 01760.  Investors are urged to read the Definitive Proxy Statement and all documents incorporated by reference therein because they contain important information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods.  Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  We caution you therefore against relying on any of these forward-looking statements.  They are neither statements of historical fact nor guarantees or assurances of future performance.  Any forward-looking statement made by in this press release speaks only as of the date on which it is made.  Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

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Contacts:

Edwin A. Reilly
Chief Executive Officer
Tel:           (508) 647-0041
Email:        ed.reilly@comcast.net

James A. Shanahan
Chief Financial Officer
Tel:            (508) 647-0041
Email:         jashanahan3@comcast.net